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DIVERSA CORPORATION

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NEWS RELEASE

Diversa Reports Financial Results for the Quarter and Year

Ended December 31, 2002

SAN DIEGO, CA, February 3, 2003 – Diversa Corporation (Nasdaq: DVSA) today reported financial results for the quarter and year ended December 31, 2002. The net loss for the quarter was $6.3 million, or $0.18 per share, compared to a net loss of $7.5 million, or $0.21 per share, in the fourth quarter of 2001. The net loss for the year ended December 31, 2002 was $28.0 million, or $0.79 per share, compared to $15.7 million, or $0.44 per share, for the year ended December 31, 2001. At December 31, 2002, the Company had cash, cash equivalents, short-term investments, and receivables totaling $165.1 million.

Revenues for the quarter and year ended December 31, 2002, respectively, were $9.1 million and $31.7 million, compared to $10.0 million and $36.0 million for the same periods in 2001. The decrease in revenues was primarily due to lower research funding received as a result of the timing and number of research projects under the Company’s collaboration agreements. Revenues have historically fluctuated from period to period and likely will continue to fluctuate substantially in the future based upon the timing and composition of funding under existing and future collaboration agreements.

Total operating expenses for the quarter and year ended December 31, 2002, respectively, were $15.5 million and $61.3 million, compared to $19.3 million and $60.9 million for the same periods in 2001. For the quarter, the decrease is attributable to certain non-recurring costs incurred in the fourth quarter of 2001, including costs for sequencing and general lab expenses. The slight increase for the year was primarily attributable to higher research and development expenses associated with the Company’s continued investment in its pharmaceutical platforms, as well as investment in internal products.

Interest and other income, net, for the quarter and year ended December 31, 2002, respectively, was $1.0 million and $4.2 million, compared to $2.3 million and $11.0 million for the same periods in 2001. These decreases were primarily due to lower interest income as a result of the decline in interest rates. Additionally, in 2002, the Company wrote off its investment associated with warrants to purchase shares of IntraBiotics Pharmaceuticals, Inc. As a result of the write-off, the Company incurred $0.9 million in expense for the year compared to $0.5 million of income for 2001.

For the quarter and year ended December 31, 2002, respectively, equity in the net loss of Innovase LLC, the Company’s joint venture with The Dow Chemical Company, was $0.8 million and $2.5 million, compared to $0.5 million and $1.8 million for the same periods in 2001. These increases were related to marketing and administrative costs incurred by Innovase LLC.

“Despite the difficult partnering environment, we achieved our goal of signing three new collaborations, including the largest deal in the company’s history,” stated Jay M. Short, Ph.D., President and Chief Executive Officer. “In addition, our pending transactions with Syngenta demonstrate that we are successfully executing on our strategy to develop a pipeline of products with market leaders, while further developing our pharmaceutical platforms.”

2002 Achievements

Diversa’s achievements in 2002 reflect the success of the Company in several key areas. In 2002, the Company:

•	Signed three new collaborations with:
•	Dupont Bio-Based Materials, for biocatalysts for chemical applications
•	PetroStar, for biodesulfurization of diesel fuels
•	Syngenta, involving a broad-based product and technology development agreement and encompassing an antibody collaboration
•	Achieved research milestones under our collaboration agreements, including 100% of the milestones available for 2002 under our Zymetrics joint venture with Syngenta

•	Commercialized / advanced products:
•	Licensed pharmaceutical manufacturing enzyme
•	Launched two fluorescent proteins
•	Delivered commercial quantities of phytase to Danisco and prepared for launch upon FDA approval
•	Advanced pharmaceutical programs:
•	Platforms advanced and pharmaceutical management strengthened
•	Antibody Platform was 2002 Finalist: UCSD CONNECT Most Innovative New Product
•	Presented important validating data for our antibody optimization program
•	Published on several key technologies developed at the company including high-throughput culturing
•	Received grant funding including DOE Genomes to Life Program
•	Received twenty issued patents, including sequence-based discovery from environmental samples
•	Filed 120 patent applications
•	Signed biodiversity agreements in Hawaii and Australia

“Diversa’s achievements in 2002 are a reflection of the progress made throughout our organization. Last year, we were successful in advancing our product pipeline, furthering our pharmaceutical platforms, expanding our collaborative networks, and strengthening our intellectual property position,” continued Dr. Short.

About Diversa

Diversa Corporation is a leader in applying proprietary genomic technologies for the rapid discovery and optimization of novel products from genes and gene pathways. Diversa is directing its integrated portfolio of technologies to the discovery, evolution, and production of commercially valuable molecules with pharmaceutical applications, such as optimized monoclonal antibodies and orally active drugs, as well as enzymes and small molecules with agricultural, chemical, and industrial applications. The Company has formed significant joint ventures with The Dow Chemical Company (named Innovase LLC) and with Syngenta Seeds AG (named Zymetrics, Inc.) focused on near-term commercialization of products for the industrial and agricultural markets, respectively. In addition, the Company has formed alliances with market leaders, such as Celera Genomics, The Dow Chemical Company, DuPont Bio-Based Materials, GlaxoSmithKline plc, Invitrogen Corporation, and Syngenta Biotechnology, Inc. Additional information is available at Diversa’s website: www.diversa.com. In addition, Diversa recently announced that it had entered into a series of agreements with Syngenta Participations AG pursuant to which it and Syngenta will, among other actions, form a broad collaboration to establish a shared biotechnology research platform and to discover products. Consummation of Diversa’s proposed transactions with Syngenta is subject to the approval of Diversa stockholders, among other conditions. The press release announcing Diversa’s agreements with Syngenta has been filed as an exhibit to a Current Report on Form 8-K that Diversa filed with the Securities and Exchange Commission, or SEC, on December 4, 2002.

Conference Call Information

Diversa will host a conference call with live Internet broadcast on Tuesday, February 4, 2003 at 1:00 pm EST. The call will provide a review of 2002 results and financial guidance for 2003. To listen to the webcast, log on to the Internet at www.diversa.com/webcast. The call will be archived and available for rebroadcast until February 18, 2003 by logging onto this Internet address.

Where You Can Find Additional Information About Diversa’s Proposed Transactions With Syngenta

Diversa has filed a definitive proxy statement concerning its proposed transactions with Syngenta with the SEC. Investors and security holders are advised to read the definitive proxy statement related to the proposed transactions, because it contains important information related to the transactions. Investors and security holders may obtain a free copy of the definitive proxy statement and other documents filed by Diversa with the SEC at the SEC’s website at http://www.sec.gov. The definitive proxy statement and any other documents filed by Diversa with the SEC may also be obtained free of charge from Diversa by directing such request to Diversa Corporation, 4955 Directors Place, San Diego, CA 92121, Attn: Investor Relations, or by calling Diversa at (858) 526-5000 or e-mailing Diversa at information@diversa.com.

Information Concerning Participation In Diversa’s Proxy Solicitation

Diversa and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the stockholders of Diversa with respect to Diversa’s proposed transactions with Syngenta. Information regarding such executive officers and directors is included in Diversa’s Proxy Statement for its 2002 Annual Meeting of Stockholders filed with the SEC on April 2, 2002. This document is available free of charge at the SEC’s website at http://www.sec.gov. Investors and security holders may obtain additional information about the interests of the executive officers and directors of Diversa in Diversa’s proposed transactions with Syngenta by reviewing the definitive proxy statement related to those transactions that has been filed with the SEC.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” and involve a high degree of risk and uncertainty. These include statements related to fluctuating revenues under existing and future collaboration agreements, investments in and progress of the Company’s internal programs, products, and technologies, the development and commercialization of products, Diversa’s and Syngenta’s consummation of the proposed transactions between them, and generally the ability of Diversa and Syngenta to realize the expected benefits of the collaboration and the proposed transactions between them, including by discovering products, all of which are prospective. Such statements are only predictions, and the actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, risks involved with Diversa’s new and uncertain technologies and Diversa’s ability to commercialize products using these technologies, risks associated with Diversa’s dependence on patents and proprietary rights, risks associated with Diversa’s protection and enforcement of its patents and proprietary rights, Diversa’s dependence on existing collaborations, the development and availability of competitive products or technologies, Diversa or Syngenta failing to satisfy the closing conditions for the proposed transactions between them, and the risks described above but with respect to Syngenta’s technologies and intellectual property as well as Diversa’s and their impact on the ability of the proposed collaboration between Diversa and Syngenta to achieve its proposed benefits. Certain of these factors and others are more fully described in Diversa’s filings with the SEC, including, but not limited to, Diversa’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2002. These forward-looking statements speak only as of the date hereof. Diversa expressly disclaims any intent or obligation to update these forward-looking statements.

Selected Financial Information

Condensed Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2002	2001	2002	2001
	(Unaudited)
Revenues:

Collaborative	$8,395	$9,878	$30,276	$34,936

Grant and product	684	124	1,379	1,103

Total revenues	9,079	10,002	31,655	36,039

Expenses:

Research and development	13,211	15,729	50,318	48,228

Selling, general and administrative	2,239	3,078	10,269	10,102

Non-cash, stock-based compensation	98	535	701	2,544

Total operating expenses	15,548	19,342	61,288	60,874

Loss from operations	(6,469)	(9,340)	(29,633)	(24,835)

Interest and other income, net	1,036	2,340	4,178	11,010

Equity in loss of joint venture	(830)	(500)	(2,532)	(1,839)

Net loss	$(6,263)	$(7,500)	$(27,987)	$(15,664)

Basic and diluted net loss per share	$(0.18)	$(0.21)	$(0.79)	$(0.44)

Weighted average shares used in computing basic and diluted net loss per share	35,767	35,480	35,650	35,243

Condensed Balance Sheet

(in thousands)

	December 31, 2002	December 31, 2001
Cash, cash equivalents and short-term investments	$163,096	$190,700
Other current assets	2,814	4,369
Property and equipment, net	27,427	28,345
Other assets	3,860	4,264

Total assets	$197,197	$227,678

Current liabilities	$15,652	$16,172
Deferred revenue	12,075	15,471
Long-term liabilities	12,155	12,421
Stockholders’ equity	157,315	183,614

Total liabilities and stockholders’ equity	$197,197	$227,678

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Contacts:

Hillary Theakston

Investor Relations

(858) 526-5121